Exhibit 10.33

MasterCard PayPass Agreement

This Agreement is dated as of November 8, 2007 (the “Effective Date”) between MasterCard International Incorporated (“MasterCard”) and USA Technologies Inc. (“USAT”) and governs the terms under which USAT shall secure new vendors to participate in the MasterCard PayPass Program (the “Program”).

WHEREAS, MasterCard has developed and launched the Program, as more generally described in Section 1 below;

WHEREAS, MasterCard desires to expand the acceptance of the Program into additional markets (each a “Target Market”), as set forth on Exhibit 1 attached hereto and made a part hereof, and to secure the participation of new brands/vendors (each a “Vendor”), as set forth on Exhibit 1, in the Program in such Target Markets; and

WHEREAS, USAT is a hardware manufacturer and processor provider for vending machines (each a “Vending Machine”) owned by Vendors] which have agreements with USAT with respect to such Vending Machines;

WHEREAS, MasterCard and USAT desire to have USAT secure such Vendors’ participation in the Program at  Vending Machines in the Target Markets pursuant to the terms of this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.  Definitions.

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The Program generally.  MasterCard has developed the capability to embed radio-frequency chips (each, a “PayPass Chip”) into MasterCard-branded payment cards, instruments or devices (each, a “PayPass Device”).  The PayPass Chip will allow holders of a PayPass Device to transmit payment account information to PayPass Device account readers (each, a “PayPass Reader”) by touching or placing in proximity the PayPass Card to the PayPass Reader, thereby affecting an authorization request and/or otherwise initiating a MasterCard transaction (“PayPass Transaction”).

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An “Approved PayPass Reader” is a radio frequency terminal that adheres to ISO 14443, has been approved by MasterCard’s terminal type approval process, and is integrated into the POS system or connects via a port connection.  For the purposes of this contract a “strip” connection is not considered “Type Approved”.  Additionally, a Type Approved Reader must be loaded with the MasterCard PayPass application and be able to pass values in data elements 22 and 61 as described in Section 4 below.  Unless otherwise specified in this Agreement, an “Approved PayPass Reader” shall be considered an “Approved PayPass Reader (e-Port)” device.

2.  Timing of the Program; USAT’s Efforts.  USAT shall use its best efforts to secure the successful installation of 4,051 Approved PayPass Readers at Vending Machines in the Target Markets, which shall be successfully installed no later than December 31, 2007.

3.  MasterCard’s specific obligations.  In addition to its other obligations under this Agreement, MasterCard shall do the following in connection with the Program:

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Processor support. Prior to the beginning of the Program period MasterCard will endeavor to work with USAT’s merchant processor to test PayPass Readers provided to USAT in connection with Program and to test PayPass Transactions.

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Advertising. MasterCard will develop MasterCard advertising and promotional materials promoting the Program, the content, form, and scope of which shall be determined by MasterCard in its sole discretion, and include in same advertising and promotional materials a call to action encouraging holders of PayPass Cards to use them at Vending Machines as well as other participating merchants’ locations.

•	Staff training. MasterCard will provide USAT staff training materials.

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Point-of-purchase materials. Provided that MasterCard determines that it is commercially reasonable based on the Target Market locations of the Vending Machine, MasterCard may develop and make available to USAT point-of-purchase materials (“POP Materials”) for use at such locations during the Term (defined in Section 10).

•	Consumer research. MasterCard may conduct, and share with USAT the results of, general consumer research relating to the Program.

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Financial support.  In consideration of USAT securing new Vendors, MasterCard will reimburse USAT for Terminal Support (defined below) related to the acquisition and installation of Approved PayPass Readers.  For the purposes of this Agreement, Terminal Support shall mean the cost of Approved PayPass Readers, software development and Managed Services (as defined below) required to install the hardware at the Vending Machines, which the parties agree will total US $395 for each Approved PayPass Reader successfully deployed at each Vending Machine, subject to the next sentence.  The Terminal Support paid to USAT by MasterCard will not exceed US$1,600,145.  MasterCard will pay the Terminal Support to USAT as follows:

•	US$400,036.25 upon execution of this Agreement; and

•	Balance to be paid net 45 days from any shipment of Approved PayPass Readers

In the event that 4,052 Approved PayPass Readers are not successfully installed at Vending Machines by December 31, 2007 in accordance with the terms of this Agreement, USAT shall refund to MasterCard a pro rata share of the foregoing Terminal Support based on the shortfall (if any) of the number of Approved PayPass Readers that have not been successfully installed multiplied by US$395, pursuant to the following formula:

(2,532 – x)US$395 = refund to MasterCard

where “x” is the actual number of successfully installed Approved PayPass Readers and assuming that USAT has been paid by MasterCard in full at $395 per Approved PayPass Reader.

•	USAT will provide to MasterCard weekly reporting which outlines the number of Approved PayPass Readers installed at each Vending Machine.

4.  USAT’s specific obligations.  In addition to its other obligations under this Agreement, USAT shall do the following in connection with the Program:

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Reader installation.  From thirty days prior to the Program Launch Date (as defined in Section 10 below) and throughout the Term, USAT shall cause Approved PayPass Readers to be installed at Vending Machines, and remain installed at such Vending Machines and shall test and provide adapters to connect Approved PayPass Readers to such payment acceptance devices at such Vending Machines.

•	Acceptance Decals. USAT shall cause the display of PayPass Acceptance decals (i.e. vending machine decals) at each Vending Machine.

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POP Materials.  USAT shall ensure that all POP Materials provided by MasterCard shall be displayed at all Vending Machines in accordance with instructions provided by MasterCard.  USAT shall not itself alter, nor shall USAT allow the alteration of, any POP Materials without the written consent of MasterCard.

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Prominence.  USAT agrees that MasterCard’s PayPass logo will be prominently displayed on Approved PayPass Readers and brand logos shall be placed in alphabetical order: Expresspay, PayPass, Visa.  No Competing Brand mark may be larger than the PayPass brand mark.

•	Staff training. USAT shall train all of its applicable personnel in the use of the Approved PayPass Readers installed at Vending Machines in accordance with materials approved by MasterCard.

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Use of Vendor name and logotypes.  To the extent that USAT obtains such rights from Vendors, USAT shall permit MasterCard and Participating Issuers (i.e., MasterCard customer financial institutions that participate in the Program) to use Vendor’s trademarks, trade names, and logotypes (collectively, “Logotypes”) in connection with MasterCard’s and Participating Issuers’ promotion of the Program during the Term.  USAT cause Vendors to allow MasterCard and Participating Issuers the right to use Logotypes in connection with the Program during the Term, subject to Vendor’s review and approval (which review and approval shall not be unreasonable withheld or delayed).  Except as expressly stated in the preceding sentence, nothing contained in this Agreement shall grant to either party any right, title, or interest in or to the other party’s, or Vendor’s, intellectual property.  USAT shall cause each Vendor to provide MasterCard with camera-ready art of Logotypes at least thirty days prior to the beginning of the Program. USAT shall obtain the agreement of each Vendor that it shall not enter into any marketing arrangement with Competing Brands or any other financial institutions related to the Vending Machines and their locations included in this Agreement.

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Marketing/Promotion. USAT shall cause Vendors to provide promotional offers to MasterCard customer financial institutions, to be used as statement inserts, to build awareness with MasterCard PayPass cardholders of the Vending Machines that accept PayPass Devices. Vendor shall have sole discretion as to the value of the promotional offer, and is responsible for the printing costs of generic offers and the redemption of all offers (generic or customized) as well as any liabilities associated therewith.  MasterCard customer financial institutions will include these offers in their cardholder statements at their discretion and may request creative input, and will seek approval of any customized offer from both MasterCard and Vendor.

•	Program results. USAT shall provide to MasterCard the reports listed in Schedule A with the frequency listed in Schedule A. USAT agrees that such reports shall become the property of MasterCard.

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Active support.  USAT shall actively support MasterCard in its execution of the Program and shall provide MasterCard in good faith with such reasonable non-financial consultative advice as MasterCard may reasonably request to ensure the successful execution of the Program.

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Data Element 22 and 61. USAT shall cause and shall ensure that each Vending Machine must support implementation of Data Element 22 and 61 by: (i) ensuring that such data elements are in the POS software for all MasterCard PayPass Devices that are accepted at Vending Machines; and (ii) causing its MasterCard transaction processor to submit such data elements on Pay Pass Device transactions submitted to MasterCard at least one month prior to the Launch Date for the Vending Machines.

•	PayPass Web Site. USAT shall cause each Vendor to allow MasterCard to list PayPass accepting Locations on MasterCard’s PayPass Vendor locator web site.

5.  Press release. USAT shall use its best efforts to cause each Vendor to agree to issue a press release announcing its intention to accept MasterCard PayPass within one week of the execution of this Agreement.  Any press release or communication related to this Agreement, the Program or to the other party must be reviewed and approved by USAT and MasterCard, and any affected Vendor, prior to release to the public or any third parties.  USAT and MasterCard agree that such release shall be at a time to be mutually agreed by the parties.

6.  Confidentiality obligations. USAT acknowledges that in the course of the Program MasterCard will disclose to USAT certain information relating to the Program that MasterCard deems to be proprietary.  Any such information is referred to as “Confidential Information” in this Agreement; provided that Confidential Information shall not include information that (i) at the time of disclosure was, or becomes, part of the public domain (through a source other than the USAT); (ii) is lawfully obtained from a third party that was not under, and did not impose, an obligation of confidentiality with respect to such information; (iii) is independently developed by the USAT without use of, or reference to, Confidential Information; and (iv) was known by USAT prior to disclosure by MasterCard.  During the Term (defined below) and for a period of two (2) years thereafter, USAT will (a) use Confidential Information only in connection with its participation in the Program; (b) not copy any Confidential Information except as expressly permitted by MasterCard; (c) not disclose Confidential Information to any third party except as expressly permitted in writing by MasterCard; (d) limit dissemination of Confidential Information to its officers and employees that have a “need to know”;  and (e) not remove or obscure proprietary rights notices that appear on Confidential Information and copies thereof.  USAT shall return all Confidential Information to MasterCard ten (10) days following the earliest to occur of the end of the Term or MasterCard’s demand.  USAT shall not be deemed to have violated this Agreement if it discloses Confidential Information in response to a bona fide subpoena or other lawful process issued by a court or agency of competent jurisdiction, provided USAT shall have given MasterCard at least ten (10) days’ written notice of its intention to make such disclosure.  USAT shall safeguard the confidentiality of the Confidential Information using the same standard it employs to safeguard its own confidential information of like kind, but in no event less than a commercially reasonable standard of care.  The parties acknowledge that any breach of this Section 6 shall cause immediate and irreparable harm to MasterCard for which compensation by money damages will be insufficient redress; accordingly, the parties agree that upon any breach of this Section 6 by USAT, MasterCard shall be entitled to injunctive and other equitable relief in connection with same.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.  Indemnification.  Each party agrees to indemnify and hold the other (and the other’s members, affiliates, officers, agents, subcontractors, and employees) harmless from and against any and all liabilities, including attorneys fees, arising out of any third party claims arising out of the indemnifying party’s failure to observe its obligations under this Agreement, or, in the case of USAT, arising out of USAT’s participation in the Program, including USAT’s use at the Vending Machines or otherwise, of the PayPass Readers.

8.  Limitation of Liability.  Except for a breach of the confidentiality obligations under Section 6, neither party shall be liable to the other party or its officers, directors, employees, agents, and affiliates for any indirect, special, punitive, exemplary, incidental or consequential damages. The foregoing limitation of liability shall apply to any claim or cause of action under law or equity whatsoever, including contract, warranty, strict liability, or negligence, but excluding any breach of the confidentiality obligations under Section 6, even if a party has been notified of the possibility of such damagesor claim. Except for liabilities arising out of either party’s breach of Section 6, or a party’s willful misconduct, neither party shall be liable to the other for an amount in excess of the total amounts paid by MasterCard to USAT under this Agreement.

9.  Miscellaneous expenses.   Each party agrees that it will bear its respective expenses incurred in connection with its participation in the Program.

10.  Term and termination.  Unless terminated sooner as provided below, the term of this Agreement shall commence on the Effective Date and shall end 72 months after the Launch Date (the “Term”).  Launch Date shall mean the first date at which all of the Vending Machines are able to process MasterCard PayPass Transactions.  Upon expiration of the Term, USAT shall cause each Vending Machine to have a continuing obligation to accept PayPass as provided hereunder as along as any form or type of contactless radio frequency payment device or card is accepted at such Vending Machine.

11.  Miscellaneous.  This Agreement may not be assigned by USAT, by operation of law or otherwise, without the prior written consent of MasterCard.  This Agreement is binding on the parties successor and assigns.  This Agreement shall be construed in accordance with the substantive laws of the New York. The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provision.  This Agreement constitutes the entire agreement of the parties with respect to the Program and may not be amended except by a writing signed by both parties.

USAT
USA TECHNOLOGIES INC.

By: /s/ Stephen P. Herbert
Print name: Stephen P. Herbert
Print title: President/COO

EXECUTED as of the Effective Date.

MasterCard:
MASTERCARD INTERNATIONAL INCORPORATED

By: /s/ TJ Sharkey Jr.
Print name: TJ Sharkey Jr.
Print title: SVP- Merchant Sales

Schedule A

Report Name	Description/Format	Frequency
Sales by Tender Type	Percent of sales transactions, percent of sales dollars and average transaction size for MasterCard, and other competing RF Cards type, Data by store. Format flexible.	Every 3 months (reflecting monthly data, including the 2 month prior to installation).
Operational Efficiency
Elapsed time to transact by PayPass Device Payment, magnetic stripe payment.  Format Flexible.
Any operational efficiencies noted by merchant that outlines the improvement or concerns with the use of PayPass product.
Every 6 months (reflecting monthly data for 6 months including the month prior to installation).

Exhibit 1
•	Target Markets (alphabetical order).

•	Boston, MA
•	Cleveland/Cincinnati, OH
•	New York, NY
•	Seattle, WA